FILED
  IN THE OFFICE OF THE
SECRETARY OF STATE OF THE         CERTIFICATE OF AMENDMENT
   STATE OF NEVADA                         OF THE
                                  ARTICLES OF INCORPORATION
    JUL 0 5 1994                             OF
      1776-68                  WILLARD PEASE OIL & GAS COMPANY


     Willard Pease Oil & Gas Company, a Nevada corporation ("Corporation") , by Its President and Secretary does hereby certify, pursuant to the provisions of
Section 78.385.of the Nevada General Corporation Law:

     1. The  directors  of the  Corporation  at a meeting  held by  consent  and without an actual meeting effective April. 11, 1994, adopted, and the stockholders of the Corporation at the Annual Meeting of Stockholders duly held on June 3, 1994, approved, the following resolutions to amend Article I and add a new Article VIII to the Corporation's Articles of Incorporation:

               RESOLVED, that the directors approve a proposal to submit to the Company's stockholders at the 1994 Annual Stockholders Meeting, an amendment to the Company's Articles of Incorporation changing the name of the Companby to "Pease Oil and Gas Company." The proposed amendment to the Company's Articles of Incorporation is as follows:

          Article I shall be amended to read as follows:

               ARTICLE 1: The name of the Corporation shall be Pease Oil and Gas Company.

               FURTHER RESOLVED, that the directors approve a proposal to submit to the Company's stockholders at the 1994 Annual Stockholders Meeting, ab amendment to the Company's Articles of Incorporation deleting certain rights available under the Nevada General Corporation Law and known as the "Nevada Takeover Statute.: The proposed amendment to the Company's Articles of Incorporation is as follows:

               A  new   Article   VIII  shall  be  added  to  the   Articles  of
          Icnorporation and shall read as follows:

               ARTICLE VIII: Neither the Corporation nor its stockholderes shalol be subject to, nor entitled to assert the rights of privileges of, NRS 78.411 through 78.444 of the Nevada General Corporation Law, as the same may be amended from time to time.

     2. The number of shares of the Corporation outstanding and entitled to vote on the amendment to the Articles of Incorporation was 981,807 shares of $0.10 par value common stock. The amendment to Article I and the addition of a new
Article VIII were approved by the vote of stockholders holding a majority of the outstanding shares of the Corporation's common stock that were entitled to be voted tbereon.

     3. Prior to the adoption of this Amendmentr the Corporatlon had only one class of voting stock outstanding, the $0.10 par value common stock.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its President and its Becrotary on the 28th day of June, 1994.


                         WILLARD PEASE OIL & GAS COMPANY


                          By: /s/ Willard H. Pease, Jr.
                             --------------------------------
                              Willard H. Pease, Jr., President

ATTEST:


/s/ Lily Roeland
------------------------------------
Lily Roeland, Secretary


STATE OF COLORADO   )
                    ) ss.
COUNTY OF MESA      )

     On this 28th day of June, 1994, before me, a Notary Public, personally appeared Willard H. Pease, Jr., and Lily Roeland, who acknowledged that they are the President and Secretary, respectively, of Willard Pease Oil & Gas Company and that they have executed the above instrument in such capacities on behalf of Willard Pease Oil & Gas Company.

     WITNESS my hand and official seal.

     My commission expires: 23 September 1997

                              /s/ Eva M. Edie-Jones
                             -------------------------------
                                 Notary Public

S E A L

EVA M. EDIT-JONES
NOTARY PUBLIC
STATE OF COLORADO